Exhibit 99.1

Non-binding English translation of Russian Notice of Pre-emptive Right Exercise

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Number of shares owned by the shareholder as of November 19th, 2012

Notice
on the possibility to exercise a preferential right to acquire additional shares of Open Joint Stock Company
“Federal Grid Company of Unified Energy System” (hereinafter referred to as the Notice)

     Open Joint Stock Company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the Issuer, Company, UES FGC JSC), located at: 5A Akademika Chelomeya Street, Moscow, the Russian Federation, 117630, hereby informs its shareholders that on December 3rd, 2012, the Russian FSFM registered an additional issue and prospectus for ordinary nominal book-entry shares for JSC FGC UES, State registration No. 1-01-65018-D-104D (hereinafter referred to as the shares) placed via a public offering.

     The number of placed shares from the additional issue: 8,164,069,983 (eight billion one hundred sixty-four million sixty-nine thousand nine hundred and eighty-three) units; par value per share: 50 (fifty) kopecks.

     Pursuant to Articles 40 and 41 of the Russian Federal Law No. 208-FZ “On Joint Stock Companies”, the Company’s shareholders have a preferential right to purchase shares placed via the public offering in a number that is pro rata to the number of owned ordinary registered shares of JSC FGC UES.

     The list of persons vested with the preferential right to acquire additional shares being placed has been made based on the Issuer’s register of shareholders as of the date of passing the resolution by the Board of Directors of JSC FGC UES as the basis for the placement of the additional shares – November 19th, 2012.

1. Placement price for additional shares:

     The placement price for additional shares for persons vested with the preferential right to acquire additional shares being placed – 50 (fifty) kopecks per 1 (one) additional ordinary registered share – has been determined by the Issuer’s Board of Directors (Minutes No. 179 dated November 20th, 2012).

2. Procedure for the examination of applications submitted by persons exercising the preferential right to acquire shares:

     Additional shares shall be placed with persons vested with the preferential right to acquire securities being placed subject to their applications for the purchase of securities being placed (hereinafter referred to as the Application). These applications shall be accompanied with relevant payment documents.

     The Application shall contain the following data:

  full name of the shareholder / entity vested with the preferential right to acquire securities being placed;

  residence (location) of the person vested with the preferential right to acquire securities being placed;

  number of securities being placed.

It is also recommended that the Application be supplemented with the following data:

  Title: “Application for the acquisition of ordinary registered uncertificated shares of JSC FGC UES for the additional issue in exercise of the preferential right”;

  taxpayer’s identification number (if any);

  for individuals – passport details (passport series, number and issue date, issuing authority);

  for entities – entity’s State registration details (including, for Russian entities, date, registration authority, certificate number and OGRN);

  number of the personal account in the Issuer’s share register for the transfer of shares being acquired.

If the shares are to be recorded in the Issuer’s share register with a first-level Depository, the Application shall contain details of the first-level Depository’s name, its State registration details (the OGRN, the name of the State registration authority, the date of State registration and a recording of the depository’s entry into the Unified State Register of Legal Entities), the Applicant’s depository account number, the number and date of the depository agreement entered into between the first-level Depository and the Applicant with regard to the shares being placed; if the shares being placed are to be registered with nominees not registered in the Issuer’s share register, it is recommended to provide details of the name, the State registration (the OGRN, the name of the State registration authority, the date of State registration and recording of the depository’s entry into the Unified State Register of Legal Entities) for each of these nominees and first-level Depository, details of all inter-depository agreements, under which placed share rights are intended to be recorded, the Applicant’s depository account number, the number and date of the depository agreement entered into between the relevant Depository and the Applicant with regard to the shares being placed;

  Applicant’s bank details for a possible cash refund;

  Applicant’s contact details (postal address, telephone with a long-distance area code and e-mail address);

  specification of the document confirming the Applicant’s payment for securities being placed which are attached to the Application.

  in the case of share payment in kind:
-

list and description of non-monetary assets (property) contributed in return for shares (the list of non-monetary assets that may be used to pay for shares is provided in clause 8.6. of the Resolution on the additional issue of securities);

-	Applicant’s proposed monetary value for relevant non-monetary assets used by the Applicant to contribute non-monetary assets in return for the shares being placed;

-

indication that if the monetary value of property (non-monetary assets) determined according to the established procedure by the Issuer’s Board of Directors is less than the monetary value stated by the Applicant in the Application, the Applicant undertakes (or that the Applicant does not undertake) to pay for securities with monetary assets or the Applicant’s consent (absence of the Applicant’s consent) to acquire fewer shares than stated in the Application based on the value of the property contributed in return for them determined by the Issuer’s Board of Directors.

     A document confirming payment for the securities shall be attached to the Application.

     The Applicant shall pay for the shares being acquired according to the procedure and within the timelines specified in clause 8.6. of the Resolution on the additional issue of securities and clause 5. of this Notice.

     The recommended form of the Application has been posted on the website of the security market information agent – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and Issuer: www.fsk-ees.ru.

     The Application shall be signed by the person vested with the preferential right to acquire the securities being placed (or his/her authorized representative and it shall be accompanied with an original or notarized copy of a duly executed power of attorney or another document confirming the representative’s powers) and for entities – contain a seal impression (if any).

     The Applicant shall be liable for the reliability of data specified in the Application and their conformity with data in the Issuer’s share register.

     Applications shall be accepted daily, except for Saturdays, Sundays and official holidays, from 10:00 a.m. to 3:00 p.m. (Moscow time) at: 32 Novorogozhskaya Street, Building 1, Moscow, Russian Federation, 109544, Registrar society “STATUS” Joint Stock Company.

     Postal address for Applications: 32 Novorogozhskaya Street, Building 1, Moscow, Russian Federation, 109544, Registrar society “STATUS” Joint Stock Company.

     The Application shall be received within the period of the preferential right – 45 (forty-five) days at the occurrence of the earliest:

–	publication of a notice on the ability to exercise the preferential right in the Rossiyskaya Gazeta newspaper;

–

sending by registered mail (or personal delivery) of the latest notice on the ability to exercise the preferential right to persons specified in the list of persons entitled to acquire additional shares being placed.

If:

  the Application fails to comply with the requirements set out in clause 8.5. of the Resolution on the additional issue of securities;

  the Application does not enable the identification of a person who has submitted the Application as the one vested with the preferential right to acquire the securities being placed;

  a document that confirms payment of the securities is not attached to the Application;

  the Application was received from the Issuer upon the expiration of the preferential right period, within 5 (five) business days from the receipt of the Application, the Issuer shall send to the person who has submitted it, the notice of the impossibility of exercising the preferential right to acquire shares on the terms stated in the Application and specify the reasons why this preferential right to acquire shares may not be exercised.

     The Issuer shall inform the shareholder on the failure to satisfy the Application by sending a regular posting to the postal address stated in the Application.

     This notice shall specify the possibility of re-submitting the Application before the preferential right period expires.

     Should the Issuer reject the Application, monetary assets (non-monetary assets) received by the Issuer in return for the shares shall be returned to the Applicant, in which case movables shall be returned within 60 (sixty) days upon the expiration of the preferential right period and immovables – within 90 (ninety) days from the stated date according to the procedure established for real estate business termination. Monetary assets shall be refunded via bank transfer to the bank details stated in the Application and if no such details are stated in the Application – to the details stated in the claim for a refund.

3. Preferential right period:

     The Application shall be received by the Issuer within the period of the preferential right to acquire shares – 45 (forty-five) days at the occurrence of the earliest:

–	publication of a notice on the ability to exercise the preferential right in the Rossiyskaya Gazeta newspaper;

–

sending by registered mail (or personal delivery) of the latest notice on the ability to exercise the preferential right to persons specified in the list of persons entitled to acquire additional shares being placed.

4. Procedure for determining the number of shares that each person vested with the preferential right to acquire them is entitled to acquire:

     The maximum number of shares that a person may acquire in exercising his/her preferential right to acquire shares is proportional to the number of his/her owned ordinary shares of the Issuer as of November 19th, 2012 (the date of passing the resolution by the Board of Directors of JSC FGC UES as the basis for the placement of additional shares) and is calculated as follows:

K=S*(8,164,069,983/1,260,386,658,740), where

K is the maximum number of shares of this additional issue that a person vested with the preferential right to acquire them is entitled to acquire;

S is the number of the Issuer’s ordinary shares owned by the person vested with the preferential right to acquire shares as of November 19th, 2012 (the date of passing the resolution by the Board of Directors of JSC FGC UES as the basis for the placement of additional shares);

8,164,069,983 is the number of shares being placed;

1,260,386,658,740 is the number of the ordinary shares placed as of November 19th, 2012 (the date of passing the resolution by the Board of Directors of JSC FGC UES being the basis for the placement of additional shares).

5. Procedure and terms of share payment by the persons exercising the preferential right:

The following payment(s) with monetary assets is envisaged:

     Shares may be paid for by Purchasers/Applicants with monetary assets via bank transfer in the currency of the Russian Federation.

Due date: Applicants shall pay for the shares placed in the exercise of their preferential right to acquire them with monetary assets on or before submission of the application for the acquisition of shares being placed.

Form of bank transfers: settlement by payment orders

Payee’s details for cash transfers:

Payee’s name: JSC FGC UES, INN: 4716016979, KPP: 997450001

Payee’s settlement account 40702810238120004221

Payee’s bank name: Sberbank of Russia Open Joint Stock Company (branch – the Moscow Bank of Sberbank of Russia OJSC)

BIC: 044525225, correspondent account 30101810400000000225

Purpose of payment: payment of shares.

Non-monetary payment form is also possible.

List of the assets that may be used to pay for securities of the issue:

     Power grid facilities located within Khabarovsk Territory and entered into the Register of power grid facilities included in the unified nation-wide (all-Russia) electric grid in pursuance of Resolution No. 648 of the Russian Government (dated October 28th, 2003) and property owned by the person who is paying for additional shares with the above-mentioned power grid facilities forming their integral technical part or related to their operation and service.

     Additional shares being placed may be paid for at the relevant Purchaser’s / Applicant’s discretion both by using one and multiple forms envisaged by the Resolution on the additional issue of securities and the Prospectus, in compliance with the payment procedure established for each property type accepted in return for the Issuer’s additional shares having been placed.

     Securities of this additional issue shall be placed only subject to their payment in full.

     The texts of the Resolution on the additional issue of securities and the Prospectus are generally available on the web site of the security market information agency – Interfax information agency http://www.e-disclosure.ru/portal/company.aspx?id=379 and the Issuer http://www.fsk-ees.ru.

     All interested parties may review their content and obtain copies for a fee that does not exceed the copying charges for these documents within 7 (seven) days of the submission of a relevant demand at: 5A Akademika Chelomeya Street, Moscow, the Russian Federation, 117630.

     Shareholders of Federal Grid who have questions related to the procedure of exercising preferential rights to acquire shares may contact the Corporate Management Department of JSC FGC UES at: 5A Akademika Chelomeya Street, Moscow, Russian Federation, 117630, telephone 8-800-200-1881.